Exhibit 23.9

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form F-1 of our report dated September 3, 2001 relating to the financial statements of the BHP Billiton Plc Group, which appear in such Registration Statement.  We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS, LLP
PRICEWATERHOUSECOOPERS, LLP
London
April 8, 2003